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                                                                       Exhibit 5

                                                      November 6, 2000

Ness Energy International, Inc.
4201 East Interstate 20
Willow Park, Texas 76087

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Ness Energy International, Inc.("Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to and aggregate of 50,000 shares of the Common Stock of the Company, no par value, (the "Shares") to be issued to Robert G. Fowler, Sr. and 50,000 of said shares issued to Richard Lee Kinchelow.

     As special counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement, when issued will be duly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                 Cordially,

                                                 Daniels & Daniels